Exhibit 3.11

AMENDED AND RESTATED OPERATING AGREEMENT

OF

RFMD, LLC

(A North Carolina Limited Liability Company)

DATED: July 11, 2016

THE LLC MEMBERSHIP INTEREST REPRESENTED BY THIS AMENDED AND RESTATED OPERATING AGREEMENT HAS NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE NORTH CAROLINA SECURITIES ACT, OR SIMILAR LAWS OR ACTS OF OTHER STATES IN RELIANCE UPON EXEMPTIONS UNDER THOSE ACTS. THE SALE OR OTHER DISPOSITION OF THE MEMBERSHIP INTEREST IS RESTRICTED.

Attachments:
Schedule I -	Name, address, Capital Contribution and Membership Interest of the Sole Member

i

AMENDED AND RESTATED OPERATING AGREEMENT

OF

RFMD, LLC

THIS AMENDED AND RESTATED OPERATING AGREEMENT (this “Agreement”) of RFMD, LLC (the “Company”), a limited liability company organized pursuant to the North Carolina Limited Liability Company Act, is executed effective as of the date set forth on the cover page of this Agreement by and among the Company, Qorvo US, Inc., a corporation organized under the laws of Delaware and the sole Member of the Company (the “Member”), and the Managers (as defined below). Exclusively for federal and state tax purposes and pursuant to Treasury Regulations Section 301.7701, the Member and the Company intend the Company to be disregarded as an entity that is separate from the Member. For all other purposes (including, without limitation, limited liability protection for the Member from Company liabilities), however, the Member and the Company intend the Company to be respected as a distinct legal entity that is separate and apart from the Member.

ARTICLE I - FORMATION OF THE COMPANY

1.1 Formation. The Company was formed on July 12, 2000, upon the filing with the Secretary of State of the Articles of Organization of the Company.

1.2 Name. The name of the Company is as set forth on the cover page of this Agreement. The Member may change the name of the Company from time to time as it deems advisable, provided appropriate amendments to this Agreement and the Articles of Organization and necessary filings under the Act are first obtained.

1.3 Registered Office and Registered Agent. The Company’s registered office within the State of North Carolina and its registered agent at such address shall be as the Member may from time to time deem necessary or advisable.

1.4 Principal Place of Business. The principal place(s) of business of the Company shall be at such place or places as the Member may from time to time deem necessary or advisable.

1.5 Purposes and Powers.

(a) The purpose and business of the Company shall be to engage in any lawful business for which limited liability companies may be organized under the Act unless a more limited purpose is stated in the Articles of Organization.

(b) The Company shall have any and all powers which are necessary or desirable to carry out the purposes and business of the Company, to the extent the same may be legally exercised by limited liability companies under the Act.

1.6 Term. The Company shall be unlimited, as specified in the Company’s Articles of Organization, unless the Company is earlier dissolved and its affairs wound up in accordance with the provisions of this Agreement or the Act.

1.7 Nature of Member’s Interest. The interest of the sole Member in the Company shall be personal property for all purposes. Legal title to all Company assets shall be held in the name of the Company.

ARTICLE II - DEFINITIONS

The following terms used in this Agreement shall have the following meanings (unless otherwise expressly provided herein):

“Act” means the North Carolina Limited Liability Company Act, as the same may be amended from time to time.

“Agreement” means this Amended and Restated Operating Agreement, as amended from time to time. As of the date hereof, this Agreement amends and supersedes in its entirety the Operating Agreement of the Company dated as of July 12, 2000.

“Articles of Organization” means the Articles of Organization of the Company filed with the Secretary of State, as amended or restated from time to time.

“Code” means the Internal Revenue Code of 1986, as amended from time to time (and any corresponding provisions of succeeding law).

“Managers” means Mark J. Murphy, Jeffrey C. Howland and David Youngdahl or their successors.

“Member” means Qorvo US, Inc.

“Person” means an individual, a trust, an estate, a domestic corporation, a foreign corporation, a professional corporation, a partnership, a limited partnership, a limited liability company, a foreign limited liability company, an unincorporated association or another entity.

“Property” means (i) any and all property acquired by the Company, real and/or personal (including, without limitation, intangible property) and (ii) any and all of the improvements constructed on any real property.

“Secretary of State” means the Secretary of State of North Carolina.

“Tax Matters Manager” means the person who is the “tax matters partner,” as that term is defined in the Code.

“Treasury Regulations” means the Income Tax Regulations and Temporary Regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

ARTICLE III - MANAGEMENT OF THE COMPANY

3.1 Management. Except as otherwise expressly provided in this Agreement, the Articles of Organization or the Act, all decisions with respect to the management of the business and affairs of the Company shall be made by written action of a majority of the Managers of the Company. The Managers shall receive fair and reasonable compensation from the Company for serving as the Managers. In addition, the Company will reimburse the Manager for expenses incurred by the Manager in connection with its service to the Company.

3.1 Indemnification of Managers for Management Services. The Company shall indemnify the Managers in connection with their services as Managers of the Company to the fullest extent permitted or required by the Act, as amended from time to time, and the Company may advance expenses incurred by such person upon the approval of the Member

ARTICLE IV - RIGHTS AND OBLIGATIONS OF SOLE MEMBER

4.1 Name and Address of Sole Member. The name, address and Membership Interest of the sole Member is reflected in Schedule I attached hereto.

4.2 Limited Liability. The Member shall not be required to make any contribution to the capital of the Company except as set forth in Schedule I nor shall the Member in its capacity as such be bound by, or personally liable for, any expense, liability or obligation of the Company except to the extent of its interest in the Company and the obligation to return distributions made to them under certain circumstances as required by the Act. The Member shall be under no obligation to restore a deficit Capital Account upon the dissolution of the Company or the liquidation of Membership Interest.

ARTICLE V - CAPITAL CONTRIBUTIONS

Contemporaneously with or prior to the execution of this Agreement, the sole Member has contributed capital to the Company.

ARTICLE VI – ELECTION TO BE TREATED AS A CORPORATION

The Company has filed an election to be treated as a corporation pursuant to Treasury Regulation Section 301.7701 beginning with the date of the formation of the Company.

ARTICLE VII - DISTRIBUTIONS

Distributions of assets shall be made on such basis and at such time as determined by the Managers.

ARTICLE VIII - DISSOLUTION AND LIQUIDATION OF THE COMPANY

8.1 Dissolution Events. The Company will be dissolved upon the happening of any of the following events:

(a) All or substantially all of the assets of the Company are sold, exchanged or otherwise transferred (unless the Member has elected to continue the business of the Company);

(b) The Member signs a document stating its election to dissolve the Company;

(c) The entry of a final judgment, order or decree of a court of competent jurisdiction adjudicating the Company to be bankrupt and the expiration without appeal of the period, if any, allowed by applicable law in which to appeal; or

(d) The entry of a decree of judicial dissolution or the issuance of a certificate for administrative dissolution under the Act.

8.2 Liquidation. Upon the happening of any of the events specified in Section 8.1 and, if applicable, the failure of the Member to continue the business of the Company, The Member, or any liquidating trustee designated by the Member, will commence as promptly as practicable to wind up the Company’s affairs unless the Member or the liquidating trustee (either, the “Liquidator”) determines that an immediate liquidation of Company assets would cause undue loss to the Company, in which event the liquidation may be deferred for a time determined by the Liquidator to be appropriate. Assets of the Company may be liquidated or distributed in kind, as the Liquidator determines to be appropriate. The Member will continue to be entitled to company cash flow and Company profits during the period of liquidation. The proceeds from liquidation of the Company and any Company assets that are not sold in connection with the liquidation will be applied in the following order of priority:

(a) To payment of the debts and satisfaction of the other obligations of the Company, including without limitation debts and obligations to the Member and/or any affiliate of the Member;

(b) To the establishment of any reserves deemed appropriate by the Liquidator for any liabilities or obligations of the Company, which reserves will be held for the purpose of paying liabilities or obligations and, at the expiration of a period the Liquidator deems appropriate, will be distributed in the manner provided in Section 8.2(c); and, thereafter

(c) To the Member.

8.3 Articles of Dissolution. Upon the dissolution and commencement of the winding up of the Company, the Member shall cause Articles of Dissolution to be executed on behalf of the Company and filed with the Secretary of State, and the Member shall execute, acknowledge and file any and all other instruments necessary or appropriate to reflect the dissolution of the Company.

ARTICLE IX - MISCELLANEOUS

9.1 Records. The records of the Company will be maintained at the Company’s principal place of business or at any other place the Member selects, provided the Company keeps at its principal place of business the records required by the Act to be maintained there.

9.2 Representations of the Sole Member. The sole Member represents and warrants to the Company that it: (i) is fully aware of, and is capable of bearing, the risks relating to an investment in the Company; (ii) understands that its interest in the Company has not been registered under the Securities Act or the securities law of any jurisdiction in reliance upon exemptions contained in those laws; and (iii) has acquired its interest in the Company for its own account, with the intention of holding the interest for investment and without any intention of participating directly or indirectly in any redistribution or resale of any portion of the interest in violation of the Securities Act or any applicable law.

9.3 Survival of Rights. Except as provided herein to the contrary, this Agreement shall be binding upon and inure to the benefit of the parties, their successors and assigns.

9.4 Interpretation and Governing Law. When the context in which words are used in this Agreement indicates that such is the intent, words in the singular number shall include the plural and vice versa. The masculine gender shall include the feminine and neuter. The Article and Section headings or titles shall not define, limit, extend or interpret the scope of this Agreement or any particular Article or Section. This Agreement shall be governed and construed in accordance with the laws of the State of North Carolina without giving effect to the conflicts of laws provisions thereof.

9.5 Severability. If any provision, sentence, phrase or word of this Agreement or the application thereof to any person or circumstance shall be held invalid, the remainder of this Agreement, or the application of such provision, sentence, phrase or word to Persons or circumstances, other than those as to which it is held invalid, shall not be affected thereby.

9.6 Agreement in Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same instrument.

9.7 Tax Matters Manager. For purposes of this Agreement, the Member shall be the Tax Matters Manager.

9.8 Creditors Not Benefited. Nothing in this Agreement is intended to benefit any creditor of the Company. No creditor of the Company will be entitled to require the Member to solicit or accept any loan or additional capital contribution for the Company or to enforce any right which the Company may have against a Member, whether arising under this Agreement or otherwise.

IN WITNESS WHEREOF, the undersigned, being the Managers and sole Member of the Company, has caused this Agreement to be duly adopted by the Company as of the 11th day of July, 2016.

COMPANY:

/s/ Jeffrey C. Howland
Jeffrey C. Howland, Manager

MEMBER:

QORVO US, INC.

By:	/s/ Robert A. Bruggeworth
Robert A. Bruggeworth, President

MANAGERS:

/s/ Mark J. Murphy
Mark J. Murphy, Manager

/s/ Jeffrey C. Howland
Jeffrey C. Howland, Manager

/s/ David Youngdahl
David Youngdahl, Manager

[Signature Page to Amended and Restated Operating Agreement – RFMD, LLC]

SCHEDULE I

Names and Addresses of Members	Capital Contribution	Membership Interest
Qorvo US, Inc.	$100.00	100%
7628 Thorndike Road
Greensboro, N.C. 27409-9421

TOTALS	$100.00	100%